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Exhibit 99.1


NEVADA POWER FILES FOR DEFERRED RATE RECOVERY
Friday November 14, 7:21 pm ET

LAS VEGAS, Nov. 14 /PRNewswire/ -- Nevada Power Company, a subsidiary of Sierra Pacific Resources (NYSE: SRP - News), today made required filings with the Public Utilities Commission of Nevada (PUCN) seeking to recover costs for fuel and purchased power as well as conservation and energy efficiency programs. In order to mitigate the financial impact on customers, the company is seeking to spread collection of its new deferred energy balance over three years, with less to be collected in the first year.

If approved, the deferred energy and conservation cost recovery filings made today will result in an increase of 6.29 percent, or $6.55 per month, effective April 1, 2004, for the typical residential customer using 1200 kWh per month.

    These filings seek to:

    * Recover over three years fuel and purchased power costs incurred from October 1, 2002 through September 30, 2003 ($14 million of $93 million in the first year, a less than 1 percent increase in total rates);

    * Set a new going-forward rate for projected fuel and purchased power costs through a change to the Base Tariff Energy Rate (about a 4.9 percent increase in total rates);

    * Recover costs associated with conservation and energy efficiency programs ($11 million, also a less than 1 percent increase in total rates).

"Although deferred energy filings seek a dollar-for-dollar pass-through of costs, we understand that any increase in rates is difficult for our customers and we're doing everything possible to help mitigate that while maintaining the financial viability of the company by producing necessary cash flow," said Pat Shalmy, president of Nevada Power Company. "Natural gas prices and energy prices are still high and continue to be extremely volatile -- especially natural gas," Shalmy added. "We are trying to take some of the volatility out of our rates so our customers know what to expect."

To mitigate the initial impact on ratepayers, the company is proposing to collect in the first year only 15 percent of the total of the most recent deferred energy balance. Further, Nevada Power is proposing to reduce the overall increase by requesting early implementation of the new Base Tariff Energy Rate, which is based on a forecast of future energy prices.

"By requesting to implement these changes in April 2004, not only is the overall increase lessened, it will make the changes easier for our customers to understand since our proposed general rate case change would go into effect at the same time," said Shalmy. In
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October, the company filed for a general rate case, proposing an overall 3.4 percent increase effective in April 2004. Pending PUCN approvals, the filings made today, combined with the general rate case, would result in an approximate
9.75 percent increase, or $10.16 per month, for the typical residential customer in April 2004.

The company said that the deferred energy balance accrued this year can principally be attributed to more usage because of the extremely hot weather as well as the higher natural gas prices experienced throughout the United States. The company's last deferred energy filing resulted in a 6 percent decrease in customer rates, which went into effect in May of this year.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

Forward-Looking Statements:

This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources' electric utility, Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. Nevada Power Company's liquidity and financial condition would be significantly adversely affected by a requirement to pay or provide additional cash collateral for the judgment in favor of Enron and by any future ratings downgrades by S&P or Moody's. These risks and uncertainties also include, but are not limited to, unfavorable rulings in Nevada Power Company's pending and future rate cases, its ability to access the capital markets to refinance debt and for general corporate purposes, its ability to purchase sufficient power to meet its power demands, whether power suppliers, in addition to Enron, which terminated power supply contracts in 2002 will be successful in pursuing claims against Nevada Power Company for liquidated damages under their terminated power contracts, and weather conditions during the winter months of 2003 and beyond. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources and its two utility subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are contained in their Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.